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                                                                    EXHIBIT 23.2

                        Consent Of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement of The Walt Disney Company and Capital Cities/ABC, Inc. which is included in the Registration Statement (Form S-4) and the related Prospectus of DC Holdco, Inc. and to the incorporation by reference therein of our reports dated February 28, 1995, with respect to the consolidated financial statements and schedule of Capital Cities/ABC, Inc. included in its Annual Report and Form 10-K for the year ended December 31, 1994, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

New York, New York
November 9, 1995